Exhibit 99.1
                                  ------------

NEWS FOR IMMEDIATE RELEASE                          CONTACT: BRIEN M. CHASE, CFO
MARCH 3, 2005                                                (304) 525-1600


                         PREMIER FINANCIAL BANCORP, INC.
                         ANNOUNCES 2004 ANNUAL EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $537 million community bank holding company with five bank subsidiaries, announced positive earnings results for the fourth quarter and full year of 2004. Premier realized net income from continuing operations of $559,000 (11 cents per share) during the quarter ending December 31, 2004. This compares to $448,000 (9 cents per share) of net income from continuing operations in the third quarter of 2004 and a net loss from continuing operations of ($596,000) or ($0.11 per share) reported for the fourth quarter of 2003. Included in the $559,000 of fourth quarter 2004 net income from continuing operations was $83,000 of after tax income from the collection settlement on a customer loan and $141,000 of after tax expenses related to the accelerated amortization of trust preferred issuance costs. For the year ended December 31, 2004, Premier realized net income of $6,697,000 which includes $4,730,000 of gain on the sale of discontinued operations and $1,963,000 of net income from continuing operations. [Net income from continuing operations excludes the operations of Citizens Bank (Kentucky), Inc., the subsidiary that was sold on July 1, 2004. The following discussion relates only to continuing operations.]

Net interest income for the quarter ending December 31, 2004 totaled $4.802 million, compared to $4.480 million of net interest income earned in the fourth quarter of 2003 and $4.418 million earned in the third quarter of 2004. When compared to the third quarter of 2004, net interest income increased by 8.7% due to a $238,000 increase in interest income ($60,000 from the loan settlement described above) and a $146,000 decrease in interest expense largely due to outstanding debt reductions. The increase in 2004 net interest income when compared to the fourth quarter of 2003 is the result of interest expense savings on lower outstanding debt and lower rates paid on interest bearing deposits partially offset by lower interest income from loans outstanding and the significant volume ($6.1 million at December 31, 2004) of loans on non-accrual at Premier's subsidiary Farmers Deposit Bank.

During the quarter ending December 31, 2004, Premier made provisions for loan losses of $355,000 compared to $2,125,000 during the same period of 2003 and $162,000 in the third quarter of 2004. The significant provision in the prior year was primarily the result of loan problems identified at Farmers Deposit Bank as more fully discussed in previous filings. The increase in the provision in the fourth quarter of 2004 versus the third quarter of 2004 was the result of providing for loan growth and additional risk of probable losses identified in the loan portfolio during the fourth quarter. As a result of charge-offs of loans already identified as having significant loss potential, the allowance for loan losses at December 31, 2004 was 2.89% of total loans compared to 4.31% of total loans at year-end 2003.

President and CEO Robert W. Walker commented, "We are pleased to report our fourth consecutive quarter of net income from continuing operations. The gain on the sale of our subsidiary has restored the capital ratios of the company and provided significant liquidity at the parent company. In the fourth quarter, we used a portion of the proceeds from the sale to redeem $5.5 million of outstanding trust preferred securities in an effort to reduce our interest expense. While total loans at Farmers Deposit Bank have declined due to on-going loan collection efforts, our other affiliate banks increased their total loans outstanding by $4.9 million or 1.8% during the fourth quarter of 2004. Furthermore, the level of non-performing assets and non-accrual loans continues to improve. We are looking forward to our plans to continue these trends in 2005."

Net overhead (non-interest expenses less non-interest income excluding securities transactions) for the quarter ending December 31, 2004 totaled $3.714 million. This compares to $3.717 million in the fourth quarter of 2003, and $3.599 million in the third quarter of 2004. Net overhead for the fourth quarter of 2004 includes $214,000 of accelerated amortization of trust preferred issuance costs due to the early redemptions and is also reduced by $65,000 of reimbursed collections costs related to the loan settlement discussed above. Net overhead in the third quarter of 2004 includes a $165,000 writedown of premises owned by Premier and leased to Premier's former subsidiary. This building was marketed during the third quarter and a sale was completed in October 2004. When compared to the fourth quarter of 2003, increased professional fee expense and staff costs in 2004 were more than offset by gains on the liquidation of OREO properties, lower OREO expenses and lower bad check losses. These expense savings were equally offset by lower other non-interest income. When compared to the prior calendar quarter (third quarter of 2004), higher professional fees and occupancy expenses were only partially offset by lower staff costs, lower other operating expenses and gains on the liquidation of OREO properties.

Total assets of continuing operations as of December 31, 2004 of $537 million were $6.0 million or 1.1% less than the $543 million of total assets of continuing operations at year-end 2003, largely due to using the proceeds from the sale of the bank subsidiary to reduce outstanding debt and using loan repayment proceeds to satisfy deposit withdrawals at Farmers Deposit Bank. Shareholders' equity of $51.0 million equaled 9.5 % of total assets at December 31, 2004. This compares to shareholders' equity of $45.5 million which was 7.3% of total assets and 8.4% of assets of continuing operations at December 31, 2003.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ending December 31, 2004.


PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)


                                       For the                    For the
                                    Quarter Ended               Year Ended
                                 Dec 31      Dec 31         Dec 31       Dec 31
                                  2004        2003           2004         2003
                                --------    --------       --------     --------
Interest Income                  $7,189      $7,280         $28,121     $31,729
Interest Expense                  2,387       2,800          10,057      12,547
  Net Interest Income             4,802       4,480          18,064      19,182
Provision for Loan Losses           355       2,125           1,026      20,513
  Net Interest Income
   after Provision                4,447       2,355          17,038      (1,331)
Non-Interest Income                 870         975           3,506       3,448
Securities Transactions              90         410             100         616
Non-Interest Expenses             4,584       4,692          17,782      17,632
  Income (Loss) from Continuing
   Operations Before Taxes          823        (952)          2,862     (14,899)
Income Taxes (Benefit)              264        (356)            899      (5,282)
  Income (Loss) from
   Continuing Operations            559        (596)          1,963      (9,617)
Income (Loss) from
 Discontinued Operation               -           2           4,734         (80)
  NET INCOME (LOSS)                 559        (594)          6,697      (9,697)
  EARNINGS (LOSS) PER SHARE        0.11       (0.11)           1.28       (1.85)
  FROM CONTINUING OPERATIONS       0.11       (0.11)           0.38       (1.84)

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

                                                         Balances as of
                                               December 31           December 31
                                                  2004                  2003
ASSETS
Cash/Due From Banks/Fed Funds                     31,816                33,473
Securities Available for Sale                    153,892               147,646
Loans (net)                                      315,543               317,494
Other Real Estate Owned (OREO)                     2,611                 3,187
Other Assets                                      17,577                25,613
Goodwill                                          15,816                15,816
Assets of Discontinued Operation                       -                79,163
     TOTAL ASSETS                                537,255               622,392

LIABILITIES
Deposits                                         437,798               455,474
Fed Funds/Repurchase Agreements                    9,046                     0
Other Debt                                        11,490                18,307
Junior Subordinated Debentures                    20,876                26,546
Other Liabilities                                  7,016                 5,129
Liabilities of Discontinued Operations                 -                71,396
     TOTAL LIABILITIES                           486,226               576,852
Stockholders' Equity                              51,029                45,540
     TOTAL LIABILITIES &
       STOCKHOLDERS' EQUITY                      537,255               622,392

TOTAL BOOK VALUE PER SHARE                          9.75                  8.70

Non-Accrual Loans                                  6,847                11,958
Loans 90 Days Past Due and Still Accruing            739                 4,137